UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2006

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

a. As previously reported, on several occasions the Compensation Committee of the Board of Directors of the Company ("Compensation Committee") had approved the automatic payment of one-half of the fee for regular Board meetings and one-half of the quarterly Board of Directors retainer in shares of the Company's Common Stock. These share issuances have been made from the Non-Employee Directors' Equity Plan ("Directors Plan") which was approved by the shareholders in June, 2004. As of June 30, 2006, substantially all of the shares authorized for issuance under the Director Plan have been issued. As a result of the approval by the shareholders of the 2006 Equity Incentive Plan on June 23, 2006, which authorized the issuance of shares from the plan in payment of Board meeting and retainer fees, on June 28, 2006 the Compensation Committee of the Board of Directors of the Company approved the continued automatic payment of Board meeting fees and quarterly retainers out of the 2006 Equity Incentive Plan.

b. On July 12, 2006, Douglas Cheng, Vice President of Operations, and Robert Selzer, Vice President of Technology, Systems Division, were issued 1,500 shares each as part of a broad-based grant of from 300 to 3,000 shares of stock to substantially all of JMAR's employees under the shareholder-approved 2006 Equity Incentive Plan. These shares are restricted shares which vest on July 12, 2007 and are subject to forfeiture if the employee's employment terminates before July 12, 2007. The Compensation Committee approved the broad-based grant of stock on July 8, 2006, with a delegation of authority to the Chief Executive Officer to allocate the shares among the Company's employees. The CEO determined the final allocation of the shares to employees on July 12, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

July 14, 2006	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer